UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 15, 2019
SOUTH JERSEY INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

New Jersey	1-6364	22-1901645
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 South Jersey Plaza, Folsom, NJ		08037
(Address of principal executive offices)		(Zip Code)
(609) 561-9000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.    Other Events.
Settlement of Equity Forward Agreement
On April 23, 2018, South Jersey Industries, Inc. (the “Company”) entered into an equity forward agreement (the “equity forward agreement”) in connection with its public offering of 11,016,949 shares of common stock, par value $1.25 per share (the “common stock”), with respect to 6,779,661 shares of common stock. On January 15, 2019, the Company settled the equity forward agreement by physically delivering 6,779,661 shares of common stock and receiving net cash proceeds of approximately $189.0 million. The forward price used to determine cash proceeds received by the Company at settlement was calculated based on the initial forward sale price, as adjusted for underwriting fees, interest rate adjustments as specified in the equity forward agreement and any dividends paid on our common stock during the forward period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 17, 2019	SOUTH JERSEY INDUSTRIES, INC. By: /s/ Cielo Hernandez Name: Cielo Hernandez Title: Senior Vice President, Chief Financial Officer